Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2026, relating to the consolidated financial statements of DBV Technologies S.A. and subsidiaries (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ Deloitte & Associés

Paris-La Défense, France

June 4, 2026